UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 4  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Inman, David L.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   7/02
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Controller and
   Chief Accounting Officer
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-   4.Securities Acquired(A)    5)Amount of    6. Ownership  7)Nature of
                             action      action     or Disposed of (D)          Securities     Form: Direct  Indirect
                             Date        Code                  A                Beneficially   (D) or        Beneficial
                             (Month/                           or               Owned at       Indirect      Ownership
                             Day/Year)   Code V     Amount     D    Price       End of Month   (I)
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
Common Stock, par value      7/18/02     A(1) V     9,000      A                43,533         D(2)
$0.01 per share




                                                                 1



Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative        2)Conversion  3)Trans-  4)Trans-         5)Number of Derivative   6)Date Exercisable and
Security                     or Exercise   action    action           Securities Acquired (A)  Expiration Date
                             Price of      Date      Code             or Disposed of (D)
                             Derivative              -------------------------------------------------------------------------------
                             Security                Code V           A                D       Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------




Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-  7)Title and Amount                  8)Price       9)Number of   10)Ownership   11)Nature of
Security                     action    of Underlying                       of Deri-      Derivative    Form of        Indirect
                             Date      Securities                          vative        Securities    Derivative     Beneficial
                                         -------------------------------   Security      Beneficially  Security: or   Ownership
                                                               Amount or                 Owned at      Direct (D) or
                                                               Number of                 End of Month  Indirect (I)
                                       Title                   Shares
------------------------------------------------------------------------------------------------------------------------------------




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
Explanation of Responses:

(1)  Restricted Stock Award.
(2)  Includes 1,722 shares acquired in June 2002 under the Lennox International's Employee Stock Purchase Plan, which is intended to qualify as an 'employee stock purchase plan' under Section 423 of the Internal Revenue Code of 1986, as amended.
-    Attorney-in-fact pursuant to the Power of Attorney dated October, 2001.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: David L. Inman
DATE 8/8/02